Exhibit 10.5

Rosemary Quinn Assistant Vice President Group General Counsel Telephone: (410) 205-6342 Facsimile: (410) 205-6448 rosemary.quinn@stpaul.com

July 16, 2004

Keith Stamm
Senior Vice President and Chief Operating Officer
Aquila, Inc.
20 W. 9th Street
Kansas City, MO 64105

   Re: Reimbursement Agreement dated September 13, 2002 between Aquila Energy Marketing Corporation and St.Paul Fire and Marine Insurance Company

Dear Mr. Stamm:

This letters confirms our understanding and agreement concerning termination of the payment obligations of Aquila Energy Marketing Corporation (“Aquila”) under the agreement referenced above (the “Reimbursement Agreement”). Aquila entered into the Reimbursement Agreement in order to confirm its intentions to reimburse St. Paul Fire and Marine Insurance Company (“St. Paul”) for costs incurred by St. Paul as a result of National Indemnity Company (“NICO”) becoming the co-surety on Advance Payment Surety Bond number 400JS9376 issued to the Municipal Gas Authority of Mississippi as obligee and Advanced Payment Surety Bond number 400JY1330 issued to American Public Energy Agency as obligee (each individually being a “Surety Bond” and, collectively, the “Surety Bonds”). Those costs include an annual fee due on or about September 13th of each year and a monthly fee representing the lost investment income on amounts that St. Paul is required by NICO to maintain in a collateral account with Berkshire Hathaway Inc. (“Berkshire”). It is St. Paul’s intention to release Aquila from these payment obligations when St. Paul’s corresponding obligations to NICO are released.

The parties agree that in the event of termination or cancellation of any one or both of the Surety Bonds, St. Paul shall promptly notify NICO and Berkshire and provide any documentation required under the co-surety arrangement with NICO. In addition, St. Paul shall request that Berkshire return the collateral concerning such terminated Surety Bond. The parties also agree that in such event they will cooperate in order to obtain the required written documentation from the American Public Energy Agency or the Municipal Gas Authority of Mississippi, whichever is applicable. Upon receipt of such written documentation, St Paul agrees that it will use its best efforts so that the collateral supporting such Surety Bond is returned to St Paul within five business days from the date of St. Paul’s request. Upon receipt by St. Paul of the collateral concerning the Surety Bond that has been terminated, Aquila shall be released from any future payment obligations under paragraph 2 (b) or paragraph 3(b) of the Reimbursement Agreement, whichever is applicable. Because the annual fee that St. Paul owes NICO for each Surety Bond is non-refundable, St. Paul shall not refund Aquila any portion of an annual fee previously paid under paragraphs 2(a) and 3(a) of the Reimbursement Agreement. However, if either or both of the Surety Bonds are terminated or cancelled on or before September 11th of any given year, Aquila shall be released from its obligation to pay any future annual fees for such terminated Surety Bond. St. Paul agrees to keep Aquila informed of its communications with NICO and Berkshire with respect to the subject matter of this Reimbursement Agreement.

Please feel free to contact me if you have any questions.

Sincerely,

ST.     PAUL FIRE AND MARINE INSURANCE COMPANY

By:	/s/ Rosemary Quinn
Rosemary Quinn
Assistant Vice President

Date: July 16, 2004

ACCEPTED AND AGREED:

AQUILA, INC.

By:	/s/ Keith G. Stamm
Keith G. Stamm
Senior Vice President and
Chief Operating Officer
Date: July 16, 2004